Exhibit 99.1

Hana Biosciences Appoints Robert Spiegel, M.D., FACP, to Board of Directors

South San Francisco, California, August 5, 2010 – Hana Biosciences (OTCBB:HNAB), a biopharmaceutical company focused on strengthening the foundation of cancer care, today announced the appointment of Robert (Bob) Spiegel, M.D., FACP, to the Company’s Board of Directors. Dr. Spiegel was employed at Schering Plough for 26 years where he was deeply involved in clinical research culminating with his position as Chief Medical Officer.

“We are pleased to welcome Bob to our Board of Directors at such an exciting and critical time in the Company's history,” said Leon Rosenberg, M.D., Chairman of the Board of Directors at Hana Biosciences. Steven R. Deitcher, M.D., President and Chief Executive Officer of Hana Biosciences added, “Bob’s oncology background, industry expertise, and leadership experience will be valued sources of counsel as we prepare to file our New Drug Application for Marqibo(R) in adult acute lymphoblastic leukemia”.

“I am honored to join the Hana Board of Directors,” stated Dr. Spiegel. “The Phase 2 data from Marqibo®, Hana’s lead product candidate, demonstrates potential to become the standard of care for relapsed adult acute lymphoblastic leukemia patients. I look forward to working with the Company’s board and management team to bring a new treatment option to this deserving patient population.”

Dr. Spiegel joined Schering Plough in 1983 as the first Director for Oncology clinical research and served as Chairman of the Oncology Development Team for 10 years. He served as Vice President of Clinical Research, then Senior Vice President of Worldwide Clinical Research, before being appointed Chief Medical Officer in 1998, a post he held until 2009. Prior to joining Schering Plough, Dr. Spiegel was an Assistant Professor, Department of Medicine, NYU Medical Center. Dr. Spiegel obtained his M.D. from the University of Pennsylvania and a B.A., cum laude from Yale University. Dr. Spiegel also serves on the Boards of Geron Corporation and Capstone Therapeutics.

About Hana Biosciences

Hana Biosciences, Inc. is a biopharmaceutical company dedicated to developing and commercializing new, differentiated cancer therapies designed to improve and enable current standards of care. The company's lead product candidate, Marqibo(R), potentially treats acute lymphoblastic leukemia and lymphomas. The Company has additional pipeline opportunities, some of which, like Marqibo, improve delivery and enhance the therapeutic benefits of well characterized, proven chemotherapies and enable high potency dosing without increased toxicity. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “expects,” “plans,” “believes,” “intends,” and similar words or phrases. These forward-looking statements include without limitation, statements regarding, the timing, progress and anticipated results of Hana’s planned development and regulatory activities relating to Marqibo, including its proposed NDA filing and whether such filing will be accepted for review or approved by the FDA; statements regarding the potential of Marqibo to replace existing therapies and the expected benefits Marqibo may have for patients with relapsed ALL compared to existing therapies. Such statements involve risks and uncertainties that could cause Hana’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of Hana’s clinical and regulatory development efforts relating to Marqibo will be successful; that even if an NDA for Marqibo is accepted by the FDA, that it will be approved; that the data of the clinical trials of Marqibo will be sufficient to support approval by the FDA of an NDA for Marqibo; that Hana will have completed all other activities necessary for the filing of an NDA or other submission with the FDA; that the results of the clinical trials of Marqibo will support Hana’s claims or beliefs concerning Marqibo’s safety and effectiveness; that its existing patent and other intellectual property rights will be adequate; and that Hana will be able to secure the additional capital necessary to fund the activities required to complete the proposed NDA submission and other clinical and regulatory activities relating to Marqibo. Additional risks that may affect such forward-looking statements include Hana’s reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in the Company’s Form 10-Q for the three month period ended March 31, 2010. Hana assumes no obligation to update these statements, except as required by law.

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SOURCE: Hana Biosciences, Inc.

CONTACT:  Hana Biosciences, Inc.
Investor & Media Contacts:
Investor Relations Team
(650) 588-6641
investor.relations@hanabiosciences.com